SEVENTH AMENDMENT TO

SUB-SUBADVISORY AGREEMENT

This Seventh Amendment to the Sub-SubAdvisory Agreement by and between Schroder Investment Management North America Inc. (“SIMNA”) and Schroder Investment Management North America Limited (“SIMNA Limited”) is effective as of September 7, 2021.

WHEREAS, SIMNA and SIMNA Limited entered into a Sub-SubAdvisory Agreement dated as of October 19, 2016, as amended (the “Agreement”), with respect to the Hartford Schroders mutual funds and Hartford Schroders exchange-traded funds (the “Mutual Funds and ETFs”); and

WHEREAS, SIMNA and SIMNA Limited desire to amend the Agreement to make it applicable to both the Mutual Funds and ETFs as well as the Cayman subsidiaries held by the Mutual Funds and ETFs (the “Cayman Subsidiaries,” and collectively with the Mutual Funds and ETFs, each a Fund and collectively, the ”Funds”) and to amend Exhibit A to the Agreement to add new Funds;

NOW, THEREFORE, in consideration of the mutual agreements contained herein (the receipt and adequacy of which are hereby acknowledged), the parties hereto agree as follows:

1.

All references to the “Hartford Advisory Agreements” shall be defined as (i) the Sub-Advisory Agreement between Hartford Funds Management Company, LLC (“HFMC”) and SIMNA dated as of October 19, 2016 and the Sub-Advisory Agreement between HFMC and SIMNA dated as of November 6, 2019 with respect to the Mutual Funds, (ii) the Sub-Advisory Agreement between HFMC and SIMNA dated as of September 8, 2017 with respect to the ETFs, and (iii) the Investment Sub-Advisory Agreement between HFMC and SIMNA dated as of September 7, 2021 with respect to the Cayman Subsidiaries.

2.

All references to a Fund’s “prospectus and Statement of Additional Information” are hereby replaced with “prospectus and Statement of Additional Information or Memorandum and Articles of Association, as applicable.”

3.	Exhibit A to the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

4.	All other provisions of the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties hereto execute this Amendment effective as of the date first set forth above.

Schroder Investment Management North America Inc.		Schroder Investment Management North America Limited

By:	/s/ Catherine A. Mazza	By:	/s/ Joseph Bertini
Name:	Catherine A. Mazza	Name:	Joseph Bertini
Title:	Institutional Director Authorized Signatory	Title:	Authorized Signatory

By:	/s/ Philip Middleton	By:	/s/ Andrew Moscow
Name:	Philip Middleton	Name:	Andrew Moscow
Title:	Head of Institutional NA	Title:	Head of Fixed Income Management

EXHIBIT A

Compensation of SIMNA Limited

and

List of Funds

Compensation of SIMNA Limited

[REDACTED]

List of Funds

Hartford Funds Exchange-Traded Trust

Hartford Schroders Commodity Strategy ETF

Hartford Schroders ESG US Equity ETF

Hartford Schroders Tax-Aware Bond ETF

Hartford Schroders Cayman Commodity Strategy Fund, Ltd.

The Hartford Mutual Funds, Inc.

Hartford Climate Opportunities Fund

The Hartford Mutual Funds II, Inc.

Hartford Schroders China A Fund

Hartford Schroders Emerging Markets Equity Fund

Hartford Schroders International Stock Fund

Hartford Schroders International Multi-Cap Value Fund

Hartford Schroders Tax-Aware Bond Fund